CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
As independent registered public accountants, we consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-82692) of our report dated June 24, 2010, relating to the financial statement of the Commerce Bancshares Participating Investment Plan for the year ended December 31, 2009 included in this Annual Report on Form 11-K.
/s/ Mayer Hoffman McCann P.C.
Leawood, Kansas
June 20, 2012